FISCAL YEAR 2011 FORMAL BONUS PLAN

BETWEEN

MAM SOFTWARE GROUP, INC.

And

MICHAEL JAMIESON
(Executive)

THIS FISCAL YEAR 2011 BONUS PLAN (this “Plan”), dated as of July 1, 2010 (the “Effective Date”) is entered into by and between MAM Software Group, Inc., a Delaware corporation (the “Company”), and Michael Jamieson, an individual with a physical address at Units 5, 6, & 7, Maple Park, Maple Court, Tankersley, Barnsley, S75 3DP, UK (the “Executive”) (collectively, the “Parties,” individually, a “Party”).

ARTICLE ONE

BONUS PLAN COMPENSATION

1.           Annual Cash Incentive.

a)           Executive will be entitled to an Annual Cash Incentive provided the following metrics, as applied to targets established by the Compensation Committee or independent directors (defined pursuant to NASDAQ rules and regulations):

In the event the Company’s results amount to less than 80% of the established target(s), the Executive will be entitled to no cash bonus.

In the event the Company’s results are equal to 80% of the established target(s), the Executive will be entitled to a cash bonus of 25% of his Base Salary.

In the event the Company’s results are equal to 100% of the established target(s), the Executive will be entitled to a cash bonus of 50% of his Base Salary.

In the event the Company’s results are equal to or better than 120% of the established target(s), the Executive will be entitled to a cash bonus of 75% of his Base Salary.

Results between the established parameters described herein will be interpolated.

b)           The actual earned Annual Cash Incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Compensation Committee are achieved and will be decreased or increased for under- or over- performance.  The Compensation Committee has established, for purposes of fiscal year ending June 30, 2011, an organic EBITDA target of Five Million US Dollars (US$5,000,000).

c)           EBITDA is calculated as Operating Profit + Depreciation + Amortization + Stock-based Compensation.

2.           Annual Long-Term Ongoing Performance Equity Incentive.

a)           Any long-term incentive will be subject to terms and conditions of the Company’s 2007 Stock Incentive Plan (the “LTIP”), or any successor thereto, or any other equity-based compensation plan that may be established by the Committee and approved by the shareholders.  In addition, any long-term incentive will be subject to the Committee’s standard terms and conditions for the applicable type of award, including vesting criteria such as continued service or performance objectives.

b)           Executive will be entitled to an Annual Long-Term Ongoing Performance Equity Incentive provided the following metrics, as applied to targets established by the Compensation Committee or independent directors (defined pursuant to NASDAQ rules and regulations):

The Executive will immediately receive a stock option grant equal to 75% of his Base Salary, on an as-exercised basis.

The common stock option grant will be priced at the close of the first business day of the 2011 Fiscal Year and will have a term of ten (10) years, if vested.

In the event the Company’s results amount to less than 80% of the established target(s), none of the option grant will vest and the options will be irrevocably forfeited by the Executive.

In the event the Company’s results are equal to 80% of the established target(s), an equivalent as-exercised option grant value of 25% of the Executive’s Base Salary, at the time of grant, will vest immediately. The remainder of the grant will be irrevocably forfeited by the Executive.

In the event the Company’s results are equal to 100% of the established target(s), an equivalent as-exercised option grant value of 50% of the Executive’s Base Salary, at the time of grant, will vest immediately. The remainder of the grant will be irrevocably forfeited by the Executive.

In the event the Company’s results are equal to or better than 120% of the established target(s), the entire option grant will vest immediately.

Results between the established parameters described herein will be interpolated.

c)           The actual earned Annual Long-Term Ongoing Performance Equity Incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Compensation Committee are achieved and will be decreased or increased for under- or over- performance.  The Compensation Committee has established, for purposes of fiscal year ending June 30, 2011, a Three (3) Year Organic Revenue Compounded Average Growth Rate (CAGR) target of Ten Percent (10%) over the next Three (3) Fiscal Years, ending June 30, 2013.

d)           The common stock option grant will vest immediately upon Change of Control as defined in the Executive’s current employment agreement.

[Signatures Follow On Next Page]

IN WITNESS WHEREOF, the parties have set their hands and seals hereunto on the date first above written.

AFTERSOFT GROUP, INC.	EXECUTIVE

By:	By:
Name: Dwight Mamanteo	Name: Michael Jamieson
Title: Chairman, Compensation Committee